EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

               We consent to the reference to our firm under the caption "Experts" in Post Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 33-91006) and the related Prospectus of PriCellular Corporation for the registration of $25,000,000 initial offering price of shares of Class A Common Stock, $75,000,000 initial offering price of shares of Preferred Stock and $100,000,000 initial offering price of Debt Securities and to the incorporation by reference therein of our report dated April 19, 1995, with respect to the combined financial statements of Illinois RSA 4 and 6 for the year ended December 31, 1994 included in the Form S-4 No. 33-91006 previously filed with the Securities and Exchange Commission.

                                                         Ernst & Young LLP

San Antonio, Texas
November 25, 1996